Exhibit 99.1

Proofpoint Announces Strong First Quarter 2016 Financial Results

•                        Total revenue of $79.0 million, up 37% year-over-year

•                        Billings of $98.3 million, up 48% year-over-year

•                        Generated positive adjusted EBITDA of $1.3 million

•                        Generated free cash flow of $9.6 million or 12% of total revenue

•                        Increasing FY16 billings, revenue, adjusted EBITDA and free cash flow guidance

SUNNYVALE, Calif., — April 21, 2016 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the first quarter ended March 31, 2016.

“The first quarter marked a very strong start to the year.  Our ability to once again exceed expectations across all key metrics was primarily driven by the continued demand for Proofpoint’s advanced threat solutions, ongoing high competitive win rates and robust renewal and add-on activity,” stated Gary Steele, chief executive officer of Proofpoint.  “Our best-of-breed cloud-based platform, commitment to innovation and proven capability in handling today’s advanced security threats, positions the company to maintain the momentum and grow market share globally.”

First Quarter 2016 Financial Highlights

•                  Revenue: Total revenue for the first quarter of 2016 was $79.0 million, an increase of 37% compared to $57.8 million for the first quarter of 2015.

•                  Billings: Total billings were $98.3 million for the first quarter of 2016, an increase of 48% compared to $66.4 million for the first quarter of 2015.

•                  Gross Profit: GAAP gross profit for the first quarter of 2016 was $54.2 million compared to $38.5 million for the first quarter of 2015.  Non-GAAP gross profit for the first quarter of 2016 was $58.3 million compared to $41.2 million for the first quarter of 2015.  GAAP gross margin for the first quarter of 2016 was 69% compared to 67% for the first quarter of 2015.  Non-GAAP gross margin was 74% for the first quarter of 2016 compared to 71% for the first quarter of 2015.

•                  Operating Loss: GAAP operating loss for the first quarter of 2016 was $25.6 million compared to a loss of $17.5 million for the first quarter of 2015.  Non-GAAP operating loss for the first quarter of 2016 was $2.5 million compared to a loss of $1.6 million for the first quarter of 2015.

•                  Net Loss: GAAP net loss for the first quarter of 2016 was $31.7 million or $0.77 per share based on 41.1 million weighted average shares outstanding.  This compares to a GAAP net loss of $21.7 million or $0.56 per share based on 39.0 million weighted average shares outstanding for the first quarter of 2015.

Non-GAAP net loss for the first quarter of 2016 was $3.5 million or $0.09 per share based on 41.1 million weighted average shares outstanding.  This compares to a non-GAAP net loss of $3.6 million or $0.09 per share based on 39.0 million weighted average shares outstanding for the first quarter of 2015.

•                  Adjusted EBITDA: Adjusted EBITDA for the first quarter of 2016 was $1.3 million compared to $1.2 million for the first quarter of 2015.

•                  Cash and Cash Flow: As of March 31, 2016, Proofpoint had cash, cash equivalents and short term investments of $409.8 million, an increase of $3.5 million from the end of the prior quarter primarily due to the generation of free cash flow.

The company generated $17.4 million in net cash from operations for the first quarter of 2016 compared to $12.5 million during the first quarter of 2015.  The company generated $9.6 million in free cash flow for the quarter compared to $7.9 million for the first quarter of 2015.

“Our strong execution during the first quarter was highlighted by revenue and billings growth of 37% and 48%, respectively,” stated Paul Auvil, chief financial officer of Proofpoint.  “During the quarter, we were particularly pleased with our ability to exceed our profitability and free cash flow expectations while at the same time driving top line growth.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

First Quarter and Recent Business Highlights:

•                  Announced the availability of a new imposter email classification that enables organizations worldwide to protect themselves from socially-engineered imposter emails, also known as business email compromise (BEC) or CEO fraud.

•                  Proofpoint’s security researchers discovered a previously unreported zero-day Adobe Flash Player vulnerability which had the potential to expose more than 1 billion connected desktops to ransomware.

•                  Announced a technical partnership with Palo Alto Networks whereby the companies have collaborated to provide customers with extended protection from and intelligence into the sophisticated attacks targeting users, data, and content via email and social media.

Financial Outlook

As of April 21, 2016 Proofpoint is providing guidance for its second quarter and increasing full year 2016 guidance as follows:

•                  Second Quarter 2016 Guidance: Total revenue is expected to be in the range of $83.5 million to $84.5 million.  Billings are expected to be in the range of $94.0 million to $96.0 million.  Adjusted EBITDA is expected to be in the range of $2.0 million to $2.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.07 to $0.08 per share based on approximately 41.6 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be approximately breakeven.

•                  Full Year 2016 Guidance: Total revenue is expected to be in the range of $350.5 million to $353.5 million.  Billings are expected to be in the range of $435.0 million to $438.0 million.  Adjusted EBITDA is expected to be in the range of $15.5 million to $16.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.13 to $0.15 per share based on approximately 41.9 million weighted average shares outstanding.  Free cash flow is expected to be in the range of $32.0 million to $36.0 million, which assumes capital expenditures of $28.0 million to $30.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the first quarter ended March 31, 2016.  To access this call, dial (888) 277-7114 for the U.S. or Canada and (913) 312-1524 for international callers with conference ID #7439380.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through May 5, 2016, by dialing (877) 870-5176 for the U.S. or Canada or (858) 384-5517 for international callers, and entering passcode #7439380.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions for comprehensive threat protection, incident response, secure communications, social media security, compliance, archiving and governance.  Organizations around the world depend on Proofpoint’s expertise, patented technologies and on-demand delivery system. Proofpoint protects against phishing, malware and spam, while safeguarding privacy, encrypting sensitive information, and archiving and governing messages and critical enterprise information.  More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering. We believe that $0.3 million, exclusive of potential discrete items, is a reasonable estimate of the near-term non-GAAP quarterly tax expense under our current global operating structure.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition- and litigation-related expense, other income (expense), net. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Subscription	$77,397	$55,856
Hardware and services	1,606	1,907
Total revenue	79,003	57,763
Cost of revenue:(1)(2)
Subscription	21,682	16,334
Hardware and services	3,142	2,954
Total cost of revenue	24,824	19,288
Gross profit	54,179	38,475
Operating expense:(1)(2)
Research and development	22,653	15,708
Sales and marketing	46,523	32,951
General and administrative	10,604	7,333
Total operating expense	79,780	55,992
Operating loss	(25,601)	(17,517)
Interest expense	(5,800)	(2,853)
Other income (expense), net	2	(1,180)
Loss before provision for income taxes	(31,399)	(21,550)
Provision for income taxes	(257)	(162)
Net loss	$(31,656)	$(21,712)
Net loss per share, basic and diluted	$(0.77)	$(0.56)
Weighted average shares outstanding, basic and diluted	41,093	38,957

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$1,638	$1,115
Cost of hardware and services revenue	353	254
Research and development	5,602	3,938
Sales and marketing	6,818	4,869
General and administrative	4,072	2,250
Total stock-based compensation expense	$18,483	$12,426
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$2,117	$1,380
Research and development	15	23
Sales and marketing	1,273	1,293
General and administrative	—	11
Total intangible amortization expense	$3,405	$2,707

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$377,441	$346,205
Short-term investments	32,344	60,032
Accounts receivable, net	55,414	54,522
Inventory	582	485
Deferred product costs	1,799	2,228
Deferred commissions	17,857	19,314
Prepaid expenses and other current assets	6,148	5,695
Total current assets	491,585	488,481
Property and equipment, net	37,973	34,501
Deferred product costs	578	314
Goodwill	133,769	133,769
Intangible assets, net	37,925	41,330
Long-term deferred commissions	3,464	3,488
Other assets	3,756	3,733
Total assets	$709,050	$705,616
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,082	$14,081
Accrued liabilities	26,207	35,053
Capital lease obligations	32	32
Deferred rent	513	496
Deferred revenue	203,142	182,195
Total current liabilities	244,976	231,857
Convertible senior notes	350,796	345,699
Long-term capital lease obligations	115	123
Long-term deferred rent	2,025	2,033
Other long-term liabilities	1,188	1,188
Long-term deferred revenue	39,886	41,531
Total liabilities	638,986	622,431

Stockholders’ equity

Common stock, $0.0001 par value; 200,000 shares authorized at March 31, 2016 and December 31, 2015; 41,413 and 40,840 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	4	4
Additional paid-in capital	459,618	441,104
Accumulated other comprehensive loss	(2)	(23)
Accumulated deficit	(389,556)	(357,900)
Total stockholders’ equity	70,064	83,185
Total liabilities and stockholders’ equity	$709,050	$705,616

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(31,656)	$(21,712)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,236	5,464
Loss on disposal of property and equipment	189	3
Amortization of investment premiums, net of accretion of purchase discounts	50	128
Recovery of allowance for doubtful accounts	(17)	(274)
Stock-based compensation	18,483	12,426
Amortization of debt issuance costs and accretion of debt discount	5,096	2,266
Foreign currency transaction (gain) loss	(224)	1,137
Changes in assets and liabilities:
Accounts receivable	(879)	9,310
Inventory	(96)	73
Deferred products costs	164	203
Deferred commissions	1,481	39
Prepaid expenses	(257)	(799)
Other current assets	56	647
Deferred income taxes	(126)	281
Long-term assets	3	15
Accounts payable	1,472	247
Accrued liabilities	(2,868)	(5,410)
Deferred rent	9	(111)
Deferred revenue	19,302	8,591
Net cash provided by operating activities	17,418	12,524
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	54,639	11,012
Purchase of short-term investments	(26,980)	—
Purchase of property and equipment	(7,838)	(4,584)
Acquisitions of business, net of cash acquired	—	(28,114)
Net cash provided by (used in) investing activities	19,821	(21,686)
Cash flows from financing activities
Proceeds from issuance of common stock	1,872	4,019
Withholding taxes related to restricted stock net share settlement	(6,698)	(4,137)
Repayments of equipment loans and capital lease obligations	(8)	(415)
Holdback payments for prior acquisitions	(1,397)	—
Net cash used in financing activities	(6,231)	(533)
Effect of exchange rate changes on cash and cash equivalents	228	(637)
Net increase (decrease) in cash and cash equivalents	31,236	(10,332)
Cash and cash equivalents
Beginning of period	346,205	180,337
End of period	$377,441	$170,005

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

GAAP gross profit	$54,179	$38,475
GAAP gross margin	69%	67%
Plus:
Stock-based compensation expense	1,991	1,369
Intangible amortization expense	2,117	1,380
Non-GAAP gross profit	58,287	41,224
Non-GAAP gross margin	74%	71%

GAAP operating loss	(25,601)	(17,517)
Plus:
Stock-based compensation expense	18,483	12,426
Intangible amortization expense	3,405	2,707
Acquisition-related expenses	4	247
Litigation-related expenses	1,195	533
Non-GAAP operating loss	(2,514)	(1,604)

GAAP net loss	(31,656)	(21,712)
Plus:
Stock-based compensation expense	18,483	12,426
Intangible amortization expense	3,405	2,707
Acquisition-related expenses	4	247
Litigation-related expenses	1,195	533
Interest expense - debt discount and issuance costs	5,096	2,266
Income tax benefit	(22)	(60)
Non-GAAP net loss	(3,495)	(3,593)

Shares used in computing non-GAAP net loss per share, basic and diluted	41,093	38,957

Non-GAAP net loss per share, basic and diluted	$(0.09)	$(0.09)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net loss	$(31,656)	$(21,712)
Depreciation	3,831	2,757
Amortization of intangible assets	3,405	2,707
Interest expense	5,800	2,853
Provision for income taxes	257	162
EBITDA	$(18,363)	$(13,233)

Stock-based compensation expense	$18,483	$12,426
Acquisition-related expenses	4	247
Litigation-related expenses	1,195	533
Other (income) expense, net	(2)	1,180
Adjusted EBITDA	$1,317	$1,153

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Total revenue	$79,003	$57,763

Deferred revenue
Ending	243,028	171,966
Beginning	223,726	162,675
Net Change	19,302	9,291
Less:
Deferred revenue contributed by acquisitions	—	(700)
Billings	$98,305	$66,354

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

GAAP cash flows provided by operating activities	$17,418	$12,524
Less:
Purchases of property and equipment	(7,838)	(4,584)
Non-GAAP free cash flows	$9,580	$7,940

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Protection and Advanced Threat	$56,462	$53,544	$47,920	$43,128	$38,458
Archiving, Privacy and Governance	22,541	21,395	21,229	20,418	19,305
Total revenue	$79,003	$74,939	$69,149	$63,546	$57,763

MEDIA CONTACT:	INVESTOR CONTACT:
ROGER KNOTT	SETH POTTER
PROOFPOINT, INC.	ICR, INC. FOR PROOFPOINT, INC.
408-850-4110	646-277-1230
RKNOTT@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM